EXHIBIT 11

ESTERLINE TECHNOLOGIES CORPORATION

Computation of Basic and Diluted Earnings Per Common Share

For the Three and Nine Month Periods Ended July 28, 2006 and July 29, 2005

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	July 28, 2006	July 29, 2005	July 28, 2006	July 29, 2005

Net Sales	$248,938	$209,873	$702,002	$611,257
Gross Margin	75,357	65,693	218,955	192,331

Income From Continuing Operations	11,223	11,859	37,246	35,668
Income From Discontinued Operations, Net of Tax	—	3	—	6,968

Net Earnings	$11,223	$11,862	$37,246	$42,636

Basic

Weighted Average Number of Shares Outstanding	25,448	25,237	25,390	24,797

Earnings Per Share – Basic
Continuing operations	$.44	$.47	$1.47	$1.44
Discontinued operations	—	—	—	.28

Earnings per share – basic	$.44	$.47	$1.47	$1.72

ESTERLINE TECHNOLOGIES CORPORATION

Computation of Basic and Diluted Earnings Per Common Share

For the Three and Nine Month Periods Ended July 28, 2006 and July 29, 2005

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	July 28, 2006	July 29, 2005	July 28, 2006	July 29, 2005
Diluted

Weighted Average Number of Shares Outstanding	25,448	25,237	25,390	24,797

Net Shares Assumed to be Issued for Stock Options	419	382	419	378

Weighted Average Number of Shares and Equivalent Shares
Outstanding – Diluted	25,867	25,619	25,809	25,175

Earnings Per Share – Diluted
Continuing operations	$.43	$.46	$1.44	$1.42
Discontinued operations	—	—	—	.27

Earnings per share – diluted	$.43	$.46	$1.44	$1.69

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